UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	July 16, 2018

APPLIED ENERGETICS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-14015	77-0262908
(Commission File Number)	(IRS Employer Identification No.)

2480 W Ruthrauff Road, Suite 140 Q, Tucson, Arizona	85705
(Address of Principal Executive Offices)	(Zip Code)

(520) 628-7415

 (Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On July 16, 2018, Applied Energetics, Inc. (the “Company” or “AERG”) entered into a Master Services Agreement (the “Agreement”) with Westpark Advisors, LLC. The Agreement calls for Westpark Advisors to perform certain development and operational services, subject to a minimum hours requirement of 1,920, as follows:

-Leading sales generation efforts

-Managing the sales pipeline (weekly)

-Building sales materials, slide decks, presentation materials (as necessary)

-Supporting proposal responses (contingent on SMP support)

-Facilitating introductions to business relevant networks

-Market research on relevant business opportunities, competitors and potential teaming partners

-Identification of business opportunities and trends in relevant markets

-Identifying (always) relevant business conferences, networking, and speaking events and attending (case-by-case) business conferences.

In exchange for such services, Westpark Advisors is to receive compensation as follows:

$16,700 per month in cash;

upon signing of the Agreement, options to purchase 250,000 shares of the Company’s common stock, at an exercise price of $0.13 per share, which vest every 90 day in four equal tranches and expire as to each tranche three years after the vesting date; and

additional options to purchase one million shares of the Company’s common stock, at an exercise price of $0.13 per share, upon the successful award of a contract in excess of $500,000 which Westpark Advisors sourced, captured and pursued.

The Agreement also calls for the Company to reimburse Westpark Advisors for all reasonable expenses that have been pre-approved in writing.

The Agreement has a term of one year and, thereafter, automatically renews for successive one-year terms unless terminated by either party by written notice delivered thirty days prior to the expiration of the applicable term. The Agreement also contains non-disparagement, confidentiality and limitation on liability provisions and provides that Westpark Advisors shall have no rights in AERG’s intellectual property.

Item 9.01 Exhibits

99       Form of Master Services Agreement, dated as of July 16, 2018, by and between the Company and Westpark Advisors, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APPLIED ENERGETICS, INC.
(Registrant)

By:	/s/ Thomas C Dearmin
Thomas C Dearmin
Acting Chief Executive Officer

Date: July 18, 2018